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GOLDMAN, SACHS & CO.
85 BROAD STREET
NEW YORK, NEW YORK 10004

                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                  INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                                       AT
                            U.S.$13.00 NET PER SHARE
                                       BY
                              AAC ACQUISITION LTD.
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                       OF
                              ABBOTT LABORATORIES

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 16, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                  March 20, 1998

To Brokers, Dealers, Commercial
Banks, Trust Companies and Other Nominees:

    We have been appointed by AAC Acquisition Ltd., a British Columbia company ("Purchaser") and an indirect wholly owned subsidiary of Abbott Laboratories, to act as Dealer Managers in the United States in connection with Purchaser's offer to purchase all of the outstanding common shares, without par value (the "Shares"), of International Murex Technologies Corporation, at U.S. $13.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated March 20, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

    THE OFFER IS SUBJECT TO SEVERAL CONDITIONS CONTAINED IN THE OFFER TO PURCHASE INCLUDING (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 75% OF THE COMPANY'S OUTSTANDING VOTING POWER (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS TO PURCHASE SHARES WHICH OPTIONS ARE NOT SUBJECT TO BINDING AGREEMENTS TO CANCEL) AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ACT, THE CANADIAN COMPETITION ACT, THE INVESTMENT CANADA ACT, ANY APPLICABLE REQUIREMENTS OF ANY LAWS OR REGULATIONS RELATING TO THE REGULATION OF MONOPOLIES OR COMPETITION IN GERMANY OR ANY APPLICABLE REQUIREMENTS OF THE UNITED KINGDOM FAIR TRADING ACT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "THE TENDER OFFER--13. CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.
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    For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase dated March 20, 1998;

        2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 providing information relating to backup federal income tax withholding (facsimile copies of the Letter of Transmittal may be used to tender Shares);

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares being tendered and all other required documents cannot be delivered to the Depositary by the Expiration Date as defined in the Offer to Purchase or if procedures for book-entry transfer cannot be completed by the Expiration Date;

        4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5. A letter to International Murex Technologies Corporation shareholders from C. Robert Cusick, President and Chief Executive Officer, and F. Michael P. Warren, Chairman of the Board, of International Murex Technologies Corporation.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON THURSDAY, APRIL 16, 1998, UNLESS THE OFFER IS EXTENDED.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for the Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company, pursuant to the procedures described in "The Tender Offer--3. Procedure for Tendering Shares" of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Tender Offer--3. Procedure for Tendering Shares" in the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Managers as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in

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forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, any of the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase and the Letter of Transmittal.

                                          Very truly yours,
                                          GOLDMAN, SACHS & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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